Exhibit 99.1

KIRBY CORPORATION
Contact: Steve Holcomb
713-435-1135
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES REVISIONS TO GUIDANCE FOR
2012 SECOND QUARTER AND YEAR

•	2012 second quarter earnings guidance revised and lowered to $.80 to $.85 per share range

•	2012 year earnings expected to be in the $3.45 to $3.70 per share range, below previous guidance of $3.85 to $4.05 per share, and compares with $3.33 per share earned for 2011

•	Kirby’s inland tank barge business and legacy diesel engine services business remain strong

•	Conference call to discuss the revised 2012 second quarter and year earnings guidance is scheduled for Monday, June 25, at 8:00 a.m. CDT

•	Kirby to announce 2012 second quarter results on Wednesday, July 25, 2012, with conference call on Thursday, July 26, 2012

Houston, Texas (June 22, 2012) – Kirby Corporation (“Kirby”) (NYSE:KEX) announced today that it expects 2012 second quarter net earnings to be in the $.80 to $.85 per share range, below Kirby’s previously announced earnings guidance range of $.97 to $1.02 per share, but above 2011 second quarter earnings of $.77 per share.  For the 2012 year, Kirby is revising its earnings guidance to $3.45 to $3.70 per share, below previously announced guidance range of $3.85 to $4.05 per share, but above 2011 year earnings of $3.33 per share. The $3.45 to $3.70 per share 2012 year guidance range includes the $.05 per share first quarter charge to the United Holdings contingent earnout liability, but does not include any future earnout charges, and includes $.03 per share of first and second quarter severance charges associated with the integration of Kirby Offshore Marine into Kirby.

Joe Pyne, Kirby’s Chairman and Chief Executive Officer, commented, “Our lower guidance reflects deterioration in the manufacturing area and softness in the oil field related engine and transmission sales and service and parts sales at United Holdings, our land-based diesel engine services operation.  The lower guidance also reflects higher maintenance expenditures, lower than anticipated general and administrative savings and an additional severance charge at Kirby Offshore Marine, formerly K-Sea Transportation Partners LLC, our coastal tank barge operation. Also, during the second quarter our inland tank barge business experienced lower petrochemical volumes from a major customer due to both scheduled and unscheduled plant maintenance at multiple facilities, and some Mississippi River System low water operating problems.  While numerous negative issues have resulted in the lowering of our 2012 second quarter earnings guidance, for the 2012 year the primary difference between our low end guidance of $3.45 per share and high end guidance of $3.70 per share is the level of United’s oil field related business in the second half of the year.”

United Holdings
The current low price of natural gas has resulted in a significant decline in the exploration of United States land-based natural gas shale formations, and a corresponding reduction in the number of fracturing units being employed.  As a result, new orders received for the manufacturing of hydraulic fracturing units fell more rapidly than Kirby’s original guidance anticipated.  Partially offsetting this decline in manufacturing is demand for fracturing units to be remanufactured during 2012.  The transition from manufacturing to remanufacturing of fracturing units is occurring, but it will take several quarters to obtain optimal efficiency.

Kirby Offshore Marine
Since the purchase of the coastal fleet in July 2011, Kirby has determined that the fleet was not maintained to Kirby’s standards and as a result additional funds must be spent to bring this equipment up to Kirby standards, some of which will be capitalized and some expensed.  The estimated amount to be expensed and lost revenue days will impact earnings by $.08 per share for 2012, $.02 in the second quarter.  Also, during the second quarter the Northeast and New York Harbors markets softened, resulting in lower equipment utilization levels and more competitive bidding for available movements.

Kirby Inland Marine and Kirby Engine Systems
The legacy inland marine transportation market remains positive, with utilization in the 90% to 95% range and continued upward pricing trends.  As noted above, the 2012 second quarter results will be negatively impacted by both scheduled and unscheduled maintenance at multiple facilities of a major customer and some Mississippi River System low water operating problems.  Despite the temporarily lower petrochemical volumes from a major customer, results for the legacy inland marine transportation operation for the 2012 second quarter and first six months are projected to be well above comparable 2011 results, with higher operating margins.  In addition, the legacy diesel engine services medium-speed and high-speed marine markets, including the Gulf Coast oil services market, and the power generation market continue to improve and their 2012 second quarter and first six months results are projected to be above comparable 2011 results, reflecting higher operating margins.

Conference Call Information
A conference call to discuss the revised earnings guidance is scheduled at 8:00 a.m. CDT on Monday, June 25, 2012.  The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers.  The leader’s name is Steve Holcomb.  The confirmation number is 32737598.  An audio playback will be available at 1:00 p.m. central time on Monday, June 25, through 5:00 p.m. CDT on Friday, July 20, 2012 by dialing 888-843-7419 for domestic and 630-652-3042 for international callers.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil products, refined petroleum products and agricultural chemicals by tank barge.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services diesel engines, transmissions, pumps and compression products, and manufactures and remanufactures oilfield service equipment, including hydraulic fracturing equipment, for land-based pressure pumping and oilfield service markets.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.